Exhibit 5.12

[Taft Stettinius & Hollister LLP Letterhead]

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

Re:	Pinnacle Entertainment, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special Ohio counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”) and certain of its subsidiaries, namely PNK (Ohio), LLC, an Ohio limited liability company, PNK (Ohio) II, LLC, an Ohio limited liability Company, and PNK (Ohio) III, LLC, an Ohio limited liability company (collectively, the “Ohio Guarantors”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to, among other things, the offer to exchange $850,000,000 aggregate principal amount of 6.375% Senior Notes due 2021 (the “Old Notes”) for $850,000,000 aggregate principal amount of 6.375% Senior Notes due 2021 (the “New Notes” and, collectively with the Old Notes, the “Notes”). The New Notes are being issued under the Indenture dated as of August 5, 2013, entered into by and among PNK Finance Corp. and The Bank of New York Mellon Trust Company, as trustee (in such capacity, the “Trustee”), as supplemented by that First Supplemental Indenture dated as of August 13, 2013 by and among the Company, the subsidiary guarantors named therein and the Trustee (the (“Supplemental Indenture” and such Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

The New Notes upon issuance will be guaranteed pursuant to a certain guaranty (the “New Guaranty”) set forth in the Indenture as further evidenced by a Notation of Guaranty to be executed and delivered by certain direct and indirect subsidiaries of the Company (the “Guarantors”), including the Ohio Guarantors.

This opinion is being delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies of the following documents provided to us (collectively, the “Documents”):

i.	the Registration Statement, in the form filed with the Commission;

Pinnacle Entertainment, Inc.

May 2, 2014

ii.	an executed copy of the Indenture, which governs the Company’s Notes and the Guarantors’ Guarantees;

iii.	the form of the New Notes;

iv.	the form of Notation of Guaranty to evidence the New Guarantees (the “Notation of Guaranty”); and

v.	an Officer’s Certificate from an officer of the Company, dated May 2, 2014, as to various matters, including (a) Articles of Organization of each Ohio Subsidiary, (b) the Operating Agreement of each Ohio Subsidiary, and (c) Resolutions adopted by combined unanimous written consent, dated as of August 13, 2013, as to the transactions contemplated by the New Notes.

For the purposes of expressing our opinions herein, we have examined the documents and certificates identified above and have made such examination of Ohio law as we have deemed relevant or necessary as the basis for such opinions. We have assumed with respect to all documents the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the original documents of all documents submitted to us as certified, conformed, or photostatic copies thereof.

The opinions set forth herein are based upon and limited to the laws of the State of Ohio. No opinion is expressed herein as to “Blue Sky” or securities laws of the State of Ohio, or as to the substance or effect of federal laws or the laws of any jurisdiction other than the State of Ohio, and this letter should not be construed as expressing an opinion on any matters, legal or otherwise, not specifically mentioned herein.

Based upon and subject to the foregoing and the other qualifications and limitations stated herein, we are of the opinion that (i) the Supplemental Indenture has been duly authorized, executed and delivered by each Ohio Guarantor and (ii) the New Guarantees and the execution and delivery of the Notation of Guaranty have been duly authorized by each Ohio Guarantor.

We consent to you filing this opinion with the Commission as an exhibit to the Registration Statement and, if required by the rules of the Commission, we consent to the use of our name under the caption “Legal matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder or that this consent is required by Section 7 of the Securities Act. We also consent to reliance on this opinion by Irell & Manella LLP, with respect to matters of Ohio law and relevant to their opinion letter to the Company filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP

TAFT STETTINIUS & HOLLISTER LLP